					EXHIBIT 12.1
		     PACIFIC GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
		     COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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			    Nine Months                                      Year ended December 31,
			       Ended     ----------------------------------------------------------
(dollars in thousands)        9/30/94          1993        1992        1991        1990        1989
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
Earnings:
  Net income                 $  903,950  $1,065,495  $1,170,581  $1,026,392  $  987,170  $  900,628
  Company's equity in
    undistributed loss
    (earnings) of
    unconsolidated
    affiliates                        -           -      (3,349)     26,671      (2,799)     (4,352)
  Income tax expense            736,189     901,890     895,126     851,534     881,647     669,885
  Net fixed charges             531,096     730,708     758,333     760,957     788,889     821,982
			       --------  ----------  ----------  ----------  ----------  ----------
      Total Earnings         $2,171,235  $2,698,093  $2,820,691  $2,665,554  $2,654,907  $2,388,143
			     ==========  ==========  ==========  ==========  ==========  ==========
Fixed Charges:
  Interest on long-
    term debt                $  470,273  $  642,408  $  696,765  $  682,811  $  677,476  $  712,607
  Interest on short-
    term debt                    60,465      87,819      61,182      77,760     110,982     108,869
  Interest on capital
    leases                        1,302       1,737       1,737       1,737       1,737       1,737
			     ----------  ----------  ----------  ----------  ----------  ----------
      Total Fixed
      Charges                $  532,040  $  731,964  $  759,684  $  762,308  $  790,195     823,213
			     ==========  ==========  ==========  ==========  ==========  ==========
Ratios of Earnings to
  Fixed Charges                    4.08        3.69        3.71        3.50        3.36        2.90

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<F/N>
Note:  For the purpose of computing the Company's ratios of earnings to fixed charges,
       "earnings" represent net income adjusted for the Company's equity in undistributed earnings or loss of unconsolidated affiliates, income taxes and fixed charges
       (excluding capitalized interest).  "Fixed charges" consist of interest on short-term and long-term debt (including amortization of bond premium, discount and expense; and
       excluding interest on decommissioning trust funds [for which an equal amount of interest income is recorded] and amortization of the gain or loss on reacquired debt securities) and interest on capital leases (including capitalized interest).

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